Exhibit 99.1

For Immediate Release	Contact:	Todd Atenhan
727-450-8000
727-723-0444 (Fax)
investor.relations@CRYO-CELL.com

CRYO-CELL INTERNATIONAL, INC. REPORTS RESULTS

FOR SECOND QUARTER 2004

Company Reports Net Income, Increased Revenues, Higher Gross Margins,

and Strong Cash Position

COMPANY IS ON TRACK WITH STRATEGIC PLAN TO ACHIEVE TRANSFORMATIONAL SUCCESS

Clearwater, FL – June 30, 2004 - CRYO-CELL International, Inc. (OTC Bulletin Board Symbol: CCEL) (the “Company”) today announced consolidated revenues of approximately $3.2 million for the second quarter ended May 31, 2004, compared to approximately $1.6 million for the second quarter of fiscal 2003. The 96% revenue increase over the same 2003 period is primarily attributable to an increase in recurring annual storage revenues and the effects of successfully implemented price increases during 2003 for newly enrolling clients.

Net income in the second quarter of 2004 was approximately $608,000, compared to a net loss of approximately $1.3 million in the second quarter of 2003. The Company was profitable due to increased revenues and gross profits, coupled with a 5% decrease in marketing, general and administrative expense compared to 2003 levels. The decrease is primarily attributable to a reduction in professional fees. The Company’s gross margin increased to 77% of revenue in the second quarter of 2004 from 59% in the 2003 period. The gross margin improvement is a result of increased revenues as described above. In order to maintain profitability, the Company must continue to control operating costs while increasing revenues and unit growth from its core business. Second quarter enrollments, a leading indicator of future revenues, increased 8% over first quarter 2004 levels. As of May 31, 2004, the Company had $3.4 million in available cash and cash equivalents and no long-term debt.

For the six-month period ended May 31, 2004, the Company’s revenues were approximately $5.8 million, compared to approximately $3.1 million for the six-month period ended May 31, 2003. The 88% revenue increase over the same 2003 period is primarily attributable to an increase in recurring annual storage revenues and the effects of successfully implemented price increases during 2003 for newly enrolling clients. Net income for the six-month period ended May 31, 2004 was approximately $823,000, compared to a net loss of approximately $2.2 million in the 2003 period. The Company was profitable due to increased revenues as described earlier. The Company’s gross margin increased to 76% of revenue in the first six months of 2004 from 58% in the 2003 period. The 18% gross margin improvement is a result of increased revenues as described above.

The Company intends to continue its increased focus on its core business of marketing its storage program for umbilical cord (U-Cord®) blood stem cells, operational expansion and strategic market development. During the second quarter 2004, the Company entered into a 10-year lease agreement to construct a customized, nearly 18,000 square foot good manufacturing practice (cGMP) facility in Oldsmar, Florida. This highly secured, technologically advanced facility is designed to support the expansive and growing base of CRYO-CELL clients. Located less than five miles from the Company’s current building, the new CRYO-CELL facility is expected to be completed by late summer 2004. The estimated capital investment in the newly constructed facility is over $1 million, of which $216,000 had been invested as of May 31, 2004.

“We are very pleased that CRYO-CELL has now reported net income in the first two quarters of 2004, caused by continued increases in revenues and higher gross margins,” said Mercedes Walton, CRYO-CELL’s Chairman and interim Chief Executive Officer. “We believe that CRYO-CELL’s strategic plan to achieve transformational success is well on track at a pivotal time of increasing public awareness and understanding of the significant benefits of umbilical cord blood stem cell preservation. We anticipate a continuing trend of solid performance building on our recent revenue growth, increased earnings and enhanced shareholder value.”

About CRYO-CELL International, Inc.

Based in Clearwater, Florida, CRYO-CELL is the world’s largest U-Cord® stem cell banking firm, offering high-quality cord blood preservation exclusively for the benefit of newborn babies and possibly other members of their family. CRYO-CELL is accredited by the American Association of Blood Banks (AABB).

CRYO-CELL is a publicly traded company. OTC Bulletin Board Symbol CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.CRYO-CELL.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects” or “expects” as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include any adverse effect or limitations caused by any governmental regulations, proceedings or actions, foreign and domestic; any continued or increased losses, or any inability to obtain acceptable financing, where desirable in the future, in connection with our operating or growth plans; any increased competition in our business; any decrease or slowdown in the number of people seeking to store umbilical cord blood stem cells or decrease in the number of people paying annual storage fees; the effect of any future reduced cash position and future inability to access borrowings; any adverse impacts on our revenue or operating margins due to the costs associated with increased growth in our business, including the possibility of unanticipated costs relating to the move into our new facility or the operation of the facility; any adverse developments impacting our continued relationship with and success of our licensees, foreign affiliates or investments in, or relationships with, foreign companies; any inability to achieve increases in revenue or earnings from umbilical cord blood stem cell storage; any future inability to substantially achieve the objectives expected from the successful implementation of our strategy; any decline in public market interest in the Company’s business sector; any added requirements imposed on us by new laws or SEC regulations and costs thereof; any technological breakthrough or medical breakthrough that would render the Company’s business of stem cell preservation obsolete; any material failure or malfunction in our storage facilities; any natural disaster such as a tornado, other disaster (fire) or act of terrorism that adversely affects stored specimens; the potential impact of negative market influences on the Company’s portfolio of cash, cash equivalents and marketable securities; the costs associated with defending or prosecuting litigation matters and any material adverse result from such matters; decreases in asset valuations; any continued negative effect from adverse publicity in the past year regarding the Company’s business operations; any new technology rendering the Company’s patented equipment or business obsolete; any performance failures related to the Company’s equipment or operations; any negative consequences resulting from deriving, shipping and storing specimens at a second location; any negative effect from the filed class action shareholder lawsuits; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and any Current Reports on Form 8-K filed by the Company.

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